UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENTS

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

___________________________________________

LEXINGTON PRECISION CORPORATION

(Name of Registrant as Specified in Its Charter)

___________________________________________

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LEXINGTON PRECISION CORPORATION

800 Third Avenue, 15th Floor

New York, New York 10022

___________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2009

Notice is hereby given that the Annual Meeting of Stockholders of LEXINGTON PRECISION CORPORATION (the “Company”) will be held at the offices of Nixon Peabody LLP, 437 Madison Avenue, 24th Floor, New York, New York, on Thursday, May 28, 2009, at 11:00 A.M., for the purpose of considering and acting upon the following matters:

1.         The election of six directors by the holders of Common Stock and $8 Cumulative Convertible Preferred Stock, Series B, as set forth in the accompanying Proxy Statement;

2.         The ratification of Malin, Bergquist & Company, LLP as independent auditors of the Company for the year ending December 31, 2009; and

3.         The transaction of such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on April 13, 2009, as the record date for determining the stockholders of the Company entitled to receive notice of and to vote at the meeting and any adjournments thereof.

PLEASE SIGN, DATE, AND MAIL THE ENCLOSED PROXY PROMPTLY. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

By Order of the Board of Directors, Dennis J. Welhouse Secretary

April 23, 2009

New York, New York

LEXINGTON PRECISION CORPORATION

800 Third Avenue, 15th Floor

New York, New York 10022

___________________________________________

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2009

This Proxy Statement is being mailed to stockholders on or about May 4, 2009, in connection with the solicitation by the Board of Directors of LEXINGTON PRECISION CORPORATION, a Delaware corporation (the “Company”), of proxies to be voted at the annual meeting of stockholders of the Company to be held on May 28, 2009 (the “Annual Meeting”). Accompanying this Proxy Statement are the Notice of Annual Meeting of Stockholders, a form of proxy for the meeting, and a copy of the Company’s Annual Report for the year ended December 31, 2008, which contains financial statements and related data. In addition, the Notice of Annual Meeting and Proxy Statement are available at http://www.edocumentview.com/LEXP.

All proxies that are properly completed, signed, and returned to the Company in time will be voted in accordance with the instructions thereon. Proxies may be revoked prior to the exercise thereof by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. The cost of preparing and mailing the accompanying form of proxy and related materials and the cost of soliciting proxies will be borne by the Company. The Company has requested brokers, custodians, and other like parties to distribute proxy materials to the beneficial owners of shares and to solicit their proxies and will reimburse such persons for their services in doing so. Without additional compensation, officers and regular employees of the Company may solicit proxies personally or by telephone. The cost of additional solicitation incurred other than by use of the mails is estimated not to exceed $3,000.

Only stockholders of record at the close of business on the record date, April 13, 2009, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. As of the record date, there were outstanding 5,021,767 shares of the Company’s common stock, $0.25 par value (the “Common Stock”), and 3,300 shares of its $8 Cumulative Convertible Preferred Stock, Series B, $100 par value (the “Series B Preferred Stock”), each entitling the holder thereof to one vote. The holders of a majority of the outstanding shares of Common Stock and Series B Preferred Stock present in person or represented by proxy, voting together, will constitute a quorum for all matters before the Annual Meeting. The affirmative vote of a plurality of the shares of Common Stock and Series B Preferred Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, voting together, is required for the election of the six directors. All other matters require the affirmative vote of a majority of the shares of Common Stock and Series B Preferred Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

With regard to the election of directors, votes may be cast in favor or withheld. Votes withheld from the election of directors will be counted to determine the presence or absence of a quorum for the transaction of business at the Annual Meeting, but they have no legal effect under Delaware law and, consequently, will not affect the outcome of the voting on such proposal. With regard to other proposals, abstentions may be specified and will have the same effect as votes against the subject proposal at the

Annual Meeting. Broker nonvotes (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares on a particular matter as to which the brokers or nominees do not have discretionary power) are counted for purposes of determining a quorum for the transaction of business at the Annual Meeting but are not considered as votes for purposes of determining the outcome of voting on a proposal.

PROPOSAL 1 — ELECTION OF DIRECTORS

The bylaws of the Company provide for the election of directors for one-year terms. The holders of Common Stock and Series B Preferred Stock, voting together, will be asked to vote at the Annual Meeting for the election of six directors, each to serve until the annual meeting of stockholders to be held in 2010 and until his or her successor has been elected and qualified. Unless authority to vote for the election of a director is specifically withheld by appropriate designation on the face of the proxy, it is the intention of the persons named in the accompanying proxy to vote such proxy for the election of William B. Conner, Warren Delano, Kenneth I. Greenstein, Michael A. Lubin, Joseph A. Pardo, and Elizabeth H. Ruml as directors to be elected by the holders of Common Stock and Series B Preferred Stock, voting together, to serve until the annual meeting of stockholders to be held in 2010 and until their respective successors shall have been elected and qualified. Messrs. Conner, Delano, Greenstein, Lubin, and Pardo and Ms. Ruml are presently members of the Board of Directors. The proxies cannot be voted for a greater number of persons than six in respect of Proposal 1. Management has no reason to believe that the named nominees will be unable or unwilling to serve, if elected. However, in such case, it is intended that the individuals named in the accompanying proxy will vote for the election of such substituted nominees as the Board of Directors may recommend.

Certain information concerning the nominees for election pursuant to Proposal 1 is set forth in the following table. The Board of Directors recommends that shareholders vote FOR the election of the named nominees.

Name	Age	Principal Occupation, Business Experience, and Directorships
William B. Conner	76

Private Investor. President and Director of Conner Holding Company, a holding company for aviation companies, and Chairman of the Board of the subsidiaries thereof for more than five years. Director of the Company since 1981.

Warren Delano	58	President of the Company for more than five years. Partner of Lubin, Delano & Company, an investment banking and consulting firm, for more than five years. Director of the Company since 1985.
Kenneth I. Greenstein	79

Secretary of the Company from September 1979 to April 2004. Consultant for more than five years. Prior to becoming a consultant, stockholder of a professional corporation that was a partner in Nixon, Hargrave, Devans & Doyle LLP (now known as Nixon Peabody LLP), a law firm for more than five years. Director of the Company since 1978.

Michael A. Lubin	59

Chairman of the Board of the Company for more than five years. Partner of Lubin, Delano & Company, an investment banking and consulting firm, for more than five years. Director of the Company since 1985.

Joseph A. Pardo	75

Consultant for more than five years. Chairman of Phoenix Advisors, LLC for more than five years. Served as a financial consultant to a number of public and private companies, including as trustee of various creditor trusts in connection with reorganizations under chapter 11 of the federal bankruptcy code during the past five years. Served as Chairman of the Board of Brothers Gourmet Coffee Co. from October 2000 through March 2004. Director of the Company since 2002.

Elizabeth H. Ruml	56

Retired for more than five years. Managing Director and Co-Head of the Group Market Risk Management function at Deutsche Bank from June 1999 through October 1999. Managing Director and Head of the Corporate Portfolio Management Group at Bankers Trust Company (now known as Deutsche Bank) from March 1998 through June 1999. Managing Director and Chief Credit Officer at Salomon Brothers from May 1993 through December 1997. Director of the Company since 2002.

            Each of the nominees for director is a current director of the Company, and Messrs. Delano, Lubin, and Conner each own, directly or indirectly, greater than 5% of the Company’s common stock. On April 1, 2008, the Company and its wholly-owned subsidiary, Lexington Rubber Group, Inc. (collectively, the “Debtors”), filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The chapter 11 cases are being jointly administered under the caption In re Lexington Precision Corp, et al., Case No. 08-11153 (the “Chapter 11 Cases”). The Debtors have continued to operate their businesses and manage their properties as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

In connection with this petition, the Debtors obtained a financing package that consisted of (a) an arrangement with the Debtor’s senior, secured lenders to freeze the loan under the Debtor’s revolving line of credit at the amount outstanding on April 1, 2008, and to permit the Debtors to use the cash collections on its accounts receivable in the operation of the Debtor’s business through February 25, 2009, which was subsequently extended to May 22, 2009, in return for certain adequate protection, and (b) an unsecured super-priority, debtor in possession loan in the amount of $4,000,000, which matures on December 31, 2009, among the Debtors, as borrowers, and Lubin Partners LLC, William B. Conner, and ORA Associates LLC as the lenders, (the “Lenders”). Michael A. Lubin, the Chairman of the Board, co-principal executive officer, and nominee for director of the Company is the managing member of Lubin Partners LLC. Mr. Conner is a director and nominee for director of the Company. Mr. Lubin is a creditor and stockholder of the Company and Mr. Conner is a stockholder of the Company. The collections on its accounts receivable and the proceeds from the debtor-in-possession loan are being used by the Debtors for working capital, capital expenditures, and other general corporate purposes and for the costs of administration of the Chapter 11 Cases. The arrangement for the use of the collections on its accounts receivable and the Agreement governing the debtor-in-possession loan contain certain financial and other covenants and certain events of default.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors met nine times during 2008. Each director attended at least 75% of the meetings held by the Board of Directors and all meetings held by the committees of the Board of Directors on which such person served.

The Board of Directors has a standing Audit Committee and a standing Compensation Committee. The members of those committees are as follows:

Name of Committee	Chairman	Other Member(s)
Audit Committee	Joseph A. Pardo	Kenneth I. Greenstein Elizabeth H. Ruml
Compensation Committee	William B. Conner	Kenneth I. Greenstein

The Audit Committee, which is comprised of three non-employee members of the Board of Directors, met four times during 2008. The primary purpose of the Audit Committee is to review the financial information provided to the Company’s stockholders and others, to oversee the system of internal financial controls, and to monitor the independent audit process. Its functions include recommending the independent auditors for appointment by the Board of Directors, consulting periodically with the Company’s independent auditors as to the nature, scope, and results of their audit of the accounts of the Company, reviewing the Company’s internal accounting controls and procedures, and such other related matters as the Audit Committee deems advisable. The Audit Committee Charter was attached as appendix A to the Proxy statement issued in connection with the 2007 Annual Meeting. A paper copy of the Audit Committee’s charter may be obtained by written request to the President, Lexington Precision Corporation, 800 Third Avenue, 15th Floor, New York, NY 10022. The Board of Directors has determined that each member of the Audit Committee is independent, as defined by the NASDAQ Manual. In addition, the Board of Directors has determined that Joseph A. Pardo is qualified to serve as the “audit committee financial expert” of the Company as defined in Item 407(d) of Securities and Exchange Commission’s Regulation S-K.

The Compensation Committee, which is comprised of two non-employee members of the Board of Directors, met two times during 2008. The meetings were held at regularly scheduled Board meetings where other members of the Board could participate. When appropriate, executive officers whose compensation was being discussed excused themselves from the meetings. The functions of the Compensation Committee include reviewing salaries and cash bonus awards for the Company’s executive officers and existing or potential compensation plans for the executive officers and other eligible employees and making recommendations to the Board of Directors regarding such salaries, cash bonus awards, and compensation plans. Additionally, the Compensation Committee administers the Company’s 2005 Stock Award Plan. The Compensation Committee does not delegate its authority in this regard. The Compensation Committee Charter was attached as appendix B to the Proxy statement issued in connection with the 2007 Annual Meeting. A paper copy of the Compensation Committee’s charter may be obtained by written request to the President, Lexington Precision Corporation, 800 Third Avenue, 15th Floor, New York, NY 10022.

The Board of Directors does not have a standing nominating committee, or formal policy regarding nominations by securityholders. The Board of Directors has determined that it is not necessary to have a nominating committee or nomination policy because of the relatively small size of the Company and the Board of Directors. The Board of Directors considers recommendations for director nominees from directors and members of management. The Board of Directors is also willing to consider stockholder recommendations for director nominees that are properly received in accordance with all applicable rules and regulations although no such recommendations have ever been received. The Board of Directors evaluates each prospective nominee on the basis of his or her qualifications. Each member of the Board of Directors is independent, other than Messrs. Lubin and Delano.

In view of the small size of the Board of Directors, as well as the infrequency with which shareholder communications are received, the Company does not have a formal process in place for its stockholders to communicate with its Board of Directors but is receptive to communications from its stockholders, which may be made by writing to Michael A. Lubin, Chairman of the Board, Lexington Precision Corporation, 800 Third Avenue, 15th Floor, New York, NY 10022, at any time prior to December 1, 2009, for the 2010 annual meeting of stockholders.

For the past five years, all of the directors have attended each of the annual meetings of stockholders of the Company. The Company does not have a policy with regard to attendance by directors at annual meetings of stockholders of the Company.

Each member of the Board of Directors, and each nominee for election as director, other than Mr. Lubin and Mr. Delano, is independent, as defined in Rule 4200(a)(15) of the NASDAQ Manual.

Pursuant to the Company’s bylaws, the Company has agreed to indemnify its directors and executive officers to the fullest extent permitted by law.

The following table sets forth, for 2008, the fees earned by Directors of the Company other than Messrs. Delano and Lubin, whose fees are set forth in the section titled Executive Compensation.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation	Total ($)
William B. Conner	15,950	–	15,950
Kenneth I. Greenstein	20,600	–	20,600
Joseph A. Pardo	20,950	–	20,950
Elizabeth H. Ruml	21,300	–	21,300

Each member of the Board of Directors receives an annual fee of $12,000. Each member of the Audit Committee receives an annual fee of $2,000. Directors receive $1,500 for each Board or committee meeting attended in person as well as reasonable out-of-pocket expenses incurred in connection with attending such meetings. Directors receive $350 for each Board meeting attended by telephone and $750 for each committee meeting attended by telephone. On October 9, 2007, the Company awarded 10,000 shares of restricted Common Stock to Ms. Ruml and to Messrs. Conner, Greenstein, and Pardo. Each of the four Restricted Stock Award Agreements governing the grants specify that 2,000 shares of the restricted Common Stock will vest over the service life of each respective Director on each subsequent October 9 until all 10,000 shares are vested. During 2008, there were no fees, stock options, stock appreciation rights, restricted stock, performance shares, performance units, non-equity incentive plan compensation, pension or nonqualified compensation earnings or other compensation paid, awarded, or granted to or exercised by directors for services rendered as members of the Board.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning the executive officers of the Company.

Name	Position and Offices	Age
Michael A. Lubin	Chairman of the Board	59
Warren Delano	President and Director	58
Dennis J. Welhouse	Senior Vice President, Chief Financial Officer, and Secretary	60

Mr. Lubin has been Chairman of the Board of the Company since 1991, and a director of the Company since 1985. For more than five years, Mr. Lubin has been a partner of Lubin, Delano & Company, an investment banking and consulting firm.

Mr. Delano has been President of the Company since 1988, and a director of the Company since 1985. For more than five years, Mr. Delano has been a partner of Lubin, Delano & Company, an investment banking and consulting firm.

Mr. Welhouse has been Senior Vice President since 1992 and Chief Financial Officer of the Company since 1989. Since 2004, Mr. Welhouse has also served as Secretary of the Company. Prior to April 2004, for more than five years, Mr. Welhouse was Assistant Secretary of the Company.

Each of the Company’s executive officers serves at the pleasure of the Board of Directors. The Chairman of the Board must be a director of the Company to be elected such.

Code of Ethics

The Company has adopted a Code of Ethics that applies to its co-principal executive officers and key financial and accounting personnel. A paper copy of the Code of Ethics may be obtained by written request to the President, Lexington Precision Corporation, 800 Third Avenue, 15th Floor, New York, NY 10022.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of the Company’s Common Stock, as of April 10, 2009, by (1) each director and director nominee, (2) each executive officer, (3) all directors and executive officers as a group, and (4) each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock. The business address of each officer, director, or stockholder listed below is c/o Lexington Precision Corporation, 800 Third Avenue, 15th Floor, New York, NY 10022. The persons named in the table have sole voting and dispositive power with respect to all shares of the Common Stock shown as beneficially owned by them, subject to community property laws, where applicable, except as set forth in the notes to the table.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class Owned
Michael A. Lubin	1,681,790(1)	33.0%
Warren Delano	1,401,097(2)	27.9
William B. Conner	383,494(3)	7.6
Dennis J. Welhouse	108,000	2.2
Joseph A. Pardo	58,105	1.2
Kenneth I. Greenstein	37,636(4)	*
Elizabeth H. Ruml	2,000	*
Directors and executive officers as a group (7 persons)	3,575,450(5)	70.2%

*	Less than 1 percent.
(1)

Includes (a) 70,000 shares of Common Stock and 169 warrants to purchase Common Stock (“Warrants”) owned by a limited liability corporation of which Mr. Lubin is the managing member, (b) 50,000 shares and 40,980 Warrants owned by individual retirement accounts of Mr. Lubin, (c) 89,062 shares and 7,610 Warrants owned by Lubin, Delano & Company Profit Sharing Plan & Trust of which Mr. Lubin and Mr. Delano are both beneficiaries, and (d) 11,510 Warrants owned jointly with Mr. Lubin’s wife. Also includes an aggregate of 9,180 Warrants that are owned by members of Mr. Lubin’s family, as to which Mr. Lubin shares dispositive power but has no voting power.

(2)

Includes (a) 110,750 shares owned by individual retirement accounts of Mr. Delano and (b) 89,062 shares and 7,610 Warrants owned by Lubin, Delano & Company Profit Sharing Plan & Trust of which Mr. Delano and Mr. Lubin are both beneficiaries.

(3)	Includes 238,194 shares owned by Conner Holding Company, a Nevada corporation, of which Mr. Conner is president, a director, and majority stockholder.
(4)	Includes 8,170 shares owned by a retirement benefit plan of which Mr. Greenstein is the sole beneficiary.
(5)

See footnotes 1 through 4, above. Total includes 89,062 shares and 7,610 Warrants owned by Lubin, Delano & Company Profit Sharing Plan & Trust of which Messrs. Delano and Lubin are beneficiaries that are reported in the shares beneficially owned by both Mr. Delano and Mr. Lubin. For purposes of the calculation of “Percent of Class Owned” for the directors and executive officers as a group, the 89,062 shares and 7,610 Warrants owned by the retirement benefit plan of which Messrs. Delano and Lubin are officers are included in the numerator and the denominator only once.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder require the Company’s officers and directors and persons who own more than 10 percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish to the Company copies of all such filings.

Based solely on its review of the copies of such reports and written representations from certain reporting persons that certain reports were not required to be filed by such persons, the Company believes that all of its directors, officers, and beneficial owners complied with all of the filing requirements applicable to them with respect to transactions during the year ended December 31, 2008.

EXECUTIVE COMPENSATION

The following table summarizes, for the Company’s past three fiscal years, the compensation paid to each of the Company’s co-principal executive officers and to each of the Company’s other executive officers whose total annual salary and bonus exceeded $100,000.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		All Other Compensation ($)		Total ($)

Michael A. Lubin	2008	350,000	(1)	16,300	(2)	366,300
Chairman of the Board	2007	350,000	(1)	18,600	(2)	368,600
(co-principal executive	2006	350,000	(1)	18,700	(2)	368,700
officer)

Warren Delano	2008	350,000	(1)	16,300	(2)	366,300
President and Director	2007	350,000	(1)	18,600	(2)	368,600
(co-principal executive	2006	350,000	(1)	18,700	(2)	368,700
officer)

Dennis J. Welhouse	2008	161,200		6,357	(3)	167,557
Senior Vice President,	2007	161,200		5,827	(3)	167,027
Chief Financial Officer,	2006	159,867		5,090	(3)	164,957
and Secretary

(1)

Represents compensation, paid indirectly to Messrs. Lubin and Delano through Lubin, Delano & Company, during each of 2008, 2007, and 2006 for services rendered as an executive officer of the Company. Lubin, Delano & Company is an investment banking and consulting firm of which Messrs. Lubin and Delano are the only partners. See “Compensation Discussion and Analysis,” “Compensation Committee Report on Executive Compensation,” and “Certain Relationships and Transactions.”

(2)	Represents fees paid indirectly to Messrs. Lubin and Mr. Delano through Lubin, Delano & Company during each of 2008, 2007, and 2006 for serving as directors on the Company’s Board of Directors.
(3)

Includes (a) Company contributions of $4,836, $4,836, and $4,152 made to Mr. Welhouse’s account under the Company’s 401(k) Plan in 2008, 2007, and 2006, respectively, and (b) insurance premiums of $1,521, $991, and $938 paid by the Company in 2008, 2007, and 2006, respectively, for term life insurance owned by Mr. Welhouse.

No bonuses, stock options, stock appreciation rights, restricted stock, performance shares, performance units, non-equity incentive plan compensation, or pension or nonqualified compensation earnings were paid, awarded, or granted to or exercised by any of the persons named in the summary compensation table above during 2008, 2007, or 2006. For a narrative description of material factors necessary to provide an understanding of the compensation disclosed in the summary compensation table above, see the section entitled “Compensation Discussion and Analysis” below.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives, Philosophy, and Policy

The Company’s compensation program is designed to motivate and reward the Company’s executive officers for attaining financial, operational, and strategic objectives that will contribute to the overall goal of enhancing stockholder value and promote the Company’s success in attracting, developing, and retaining key executives and management personnel critical to its long-term success. The Company believes that executive compensation should be based on objective measures of performance at the individual, divisional, and corporate levels, should be driven primarily by the long-term interests of the Company and its stockholders, and should be linked to the enhancement of stockholder value. In addition to reviewing compensation of executive officers, the Compensation Committee also considers recommendations from the co-principal executive officers regarding compensation for those employees reporting directly to them. The principal elements of the compensation plan include base salary and cash bonus awards.

Components of Executive Compensation

The compensation program for executive officers consists of the following components:

Base Salary. Base salary is paid by the Company to executive officers as a result of market practices and competitive factors. In determining the base pay levels for executive officers of the Company, the Compensation Committee considers the compensation paid by a group of industrial companies that are generally similar to the Company with respect to type of business, sales volume, cash flow, and market capitalization. The companies that make up the comparable group are subject to change as companies merge with, or are acquired by, other companies or because companies cease publishing compensation data for other reasons. Base pay levels, prior to taking into account other factors considered by the Compensation Committee, are at the mid-range of base pay levels for such group of companies. The base salaries of the Messrs. Delano and Lubin were last adjusted effective January 1, 2004. The increase in the compensation payable to Messrs. Delano and Lubin was made in order to adjust their compensation to a level that the Compensation Committee considered appropriate at that time and under the prevailing circumstances. Messrs. Delano and Lubin had previously been paid a base salary of $250,000 each since 1999. The base salary of Mr. Welhouse was last adjusted on June 1, 2006, to an annual salary level of $161,200. The increase in Mr. Welhouse’s compensation was also made to adjust his compensation to a level that the Compensation Committee considered appropriate at that time and under the prevailing circumstances. Prior to June 1, 2006, Mr. Welhouse’s annual base salary was $158,000. The Company’s most direct competitors are private companies that do not publicly disclose information regarding executive compensation, financial condition, or operating performance. The Company believes that the companies with which it compares itself for the purpose of determining executive compensation are not necessarily included in the indices used to compare stockholder returns that are contained elsewhere in this Proxy Statement. In determining the salary component of compensation packages for executive officers, the Compensation Committee also takes into consideration the recent performance of the individual and the Company, the experience of the individual, and the scope and complexity of the position. The Compensation Committee does not assign weights to these factors and does not consider any one factor more important than another. The 2008, 2007, and 2006 salaries of the named executive officers are shown in the “Salary” column of the summary compensation table in the section entitled “Executive Compensation” above. Salaries for executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on subjective evaluation of such factors as the individual’s level of responsibility and performance.

Incentive Compensation Plan. In response to market practices and competitive factors, the Company’s executive officers can qualify for incentive compensation. To provide incentives to increase profitability, the Company has an incentive compensation plan that provides for the payment of cash bonus awards to executive officers and other eligible employees of the Company. Bonus awards for eligible divisional employees are usually based upon the attainment of predetermined targets for earnings before interest, taxes, depreciation, and amortization (EBITDA) at each respective division. Bonus awards for executive officers and other eligible corporate employees are based upon the attainment of a predetermined consolidated EBITDA target. No bonuses were paid to Messrs. Delano, Lubin, or Welhouse for 2008, 2007, or 2006. The Compensation Committee is responsible for the supervision of the incentive compensation plan.

2005 Stock Award Plan. The Company also has an incentive stock plan (the “2005 Stock Award Plan”) that permits it to award nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance shares, or performance units to officers and key employees of the Company. These varying types of long-term incentives, each focusing on different elements of performance and retention, are intended to benefit shareholders by enabling the Company to better attract and retain talent in a marketplace where such incentives are prevalent. Stock options are intended to reward for increases in shareholder value. Restricted stock is intended to help to retain directors, executive officers, and other key employees in a challenging business environment and to reward for increases in stockholder value. Performance shares and performance units are intended to provide focus on transforming the Company and attaining growth in stockholder value over a multi-year period. In January 2006, the Company awarded 50,000 shares of restricted Common Stock to an employee of the Company, and, on October 9, 2007, the Company awarded 10,000 shares of restricted Common Stock to each of the Company’s four outside directors. No awards under the 2005 Stock Award Plan were granted to, exercised by, or held by any of the persons named in the summary compensation table above during 2008, 2007, or 2006.

Compensation of Messrs. Delano, Lubin, and Welhouse. Messrs. Delano and Lubin are compensated indirectly by the Company through payments made to Lubin, Delano & Company, an investment banking and consulting firm of which they are the only partners. During 2008, the aggregate payments made to Lubin, Delano & Company for services provided by Messrs. Delano and Lubin in their capacities as President and Chairman of the Board, respectively, totaled $700,000. The Company’s arrangements with Lubin, Delano & Company also provide for an incentive fee based upon the attainment of predetermined consolidated EBITDA targets and additional compensation, as mutually agreed upon, for services provided by Lubin, Delano & Company in connection with acquisitions, divestitures, financings, or other similar transactions involving the Company. Messrs. Delano and Lubin received no payments under the incentive compensation plan for 2008, 2007, or 2006 and no additional compensation for services provided in connection with acquisitions, divestitures, financings, or similar transactions during 2008, 2007, or 2006.

During 2008, the aggregate payments made to Mr. Welhouse for services provided by him as Senior Vice President, Chief Financial Officer, and Secretary totaled $161,200. Mr. Welhouse received no payments under the incentive compensation plan for 2008, 2007, or 2006.

The Company believes that the quality of executive leadership significantly affects long term performance and that it is in the best interest of the stockholders to compensate executive leadership fairly for achievements that meet or exceed the standards set by the Compensation Committee, so long as there is corresponding risk when performance falls short of such standards.

The compensation paid for the combined services of Messrs. Delano, Lubin, and Welhouse in their respective roles as executive officers of the Company was agreed to after considering the responsibilities of such positions and the competitive marketplace for executive talent. The Company believes that the compensation paid to Lubin, Delano & Company during 2008 for the combined services of Messrs. Delano and Lubin as executive officers of the Company and to Mr. Welhouse during 2008 comports with the Compensation Committee’s subjective perception of the base compensation levels of executive officers in their respective positions employed by other industrial companies, both public and private.

Role of the Compensation Committee

The Compensation Committee is comprised of two non-employee members of the Board of Directors. The Compensation Committee is responsible for reviewing salaries, cash bonus awards, and existing or potential compensation plans for the Company’s executive officers and other eligible employees and making recommendations to the Board of Directors regarding such salaries, cash bonus awards, and compensation plans. The membership of the Compensation Committee is determined by the Board.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed entirely of independent directors. The members of the Compensation Committee consist of William B. Conner and Kenneth I. Greenstein.

The committee met with management to review and discuss the Compensation Discussion and Analysis disclosures included in this proxy statement. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for its 2008 fiscal year, and the Board has approved that recommendation.

COMPENSATION COMMITTEE William B. Conner, Chairman Kenneth I. Greenstein, Member

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and performs the other duties and responsibilities set forth in the Audit Committee’s charter. It is the responsibility of the Company’s independent auditors to perform an independent audit of and express an opinion on the Company’s financial statements. The Audit Committee’s responsibility is one of review and oversight. In fulfilling its oversight responsibilities:

(1)	The Audit Committee has reviewed and discussed with the Company’s management the audited financial statements.
(2)

The Audit Committee has discussed with Malin, Bergquist & Company LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, “Codification of Statements on Auditing Standards, AU § 380.”

(3)

The Audit Committee has received the written disclosures and the letter from its independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with its independent registered public accounting firm the independence of that firm as the Company’s auditors.

(4)

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

In 2000, the Board of Directors adopted a written charter for the Audit Committee, which sets forth the operating practices and responsibilities of the Audit Committee. A copy of the Audit Committee’s charter may be obtained by written request to the President, Lexington Precision Corporation, 800 Third Avenue, 15th Floor, New York, NY 10022. Each member of the Audit Committee is independent, as defined in Rule 4200(a) of the listing standards of the National Association of Securities Dealers.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and, except insofar as Mr. Pardo has been designated as the “audit committee financial expert” of the Company, are not experts in the fields of accounting, auditing, or auditor independence. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors.

AUDIT COMMITTEE Joseph A. Pardo, Chairman Kenneth I. Greenstein, Member Elizabeth H. Ruml, Member

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Company’s Compensation Committee are William B. Conner and Kenneth I. Greenstein. Neither Mr. Conner nor Mr. Greenstein has ever been an employee of the Company, and

Mr. Conner, who is the Chairman of the Compensation Committee, has never been an officer of the Company. Mr. Greenstein served as Secretary of the Company from September 1979 to April 2004 although he received no compensation for acting in such capacity. Neither Mr. Conner nor Mr. Greenstein is party to any interlock relationships as defined in applicable Securities and Exchange Commission rules.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Warren Delano and Michael A. Lubin beneficially own 27.9% and 33.0%, respectively, of the Common Stock of the Company.

Messrs. Delano and Lubin are compensated indirectly by the Company through payments made to Lubin, Delano & Company, an investment banking and consulting firm of which they are the only partners. During 2008, the aggregate payments made to Lubin, Delano & Company for services provided by Messrs. Delano and Lubin in their capacities as President and Chairman of the Board, respectively, were $700,000. The Company’s arrangements with Lubin, Delano & Company also provide for an incentive fee based upon the attainment of predetermined consolidated EBITDA targets and additional compensation, as mutually agreed upon, for services provided by Lubin, Delano & Company in connection with acquisitions, divestitures, financings, or other similar transactions involving the Company. Messrs. Delano and Lubin received no payments under the incentive compensation plan for 2008 and no additional compensation for services provided in connection with acquisitions, divestitures, financings, or similar transactions during 2008.

In addition to his ownership of Common Stock, and Warrants, Mr. Lubin and his family members own $346,666.67 aggregate principal amount of the Company’s 13% Junior Subordinated Note due November 1, 2009, and $7,011,000 aggregate principal amount of the Company’s 12% Senior Subordinated Notes due August 1, 2009. The Lubin, Delano & Company Profit Sharing Plan & Trust, of which Messrs. Delano and Lubin are currently the sole beneficiaries, owns $761,000 principal amount of the 12% Senior Subordinated Notes due August 1, 2009. The Company is in default under its 13% Junior Subordinated Note due November 1, 2009, and its 12% Senior Subordinated Notes due August 1, 2009, although the Company believes that any efforts to enforce the payment obligations under the notes are stayed as a result of the Company’s filing of a voluntary petition for bankruptcy, as described below under the heading “Bankruptcy Proceeding.”

The Company’s principal executive offices at 800 Third Avenue, 15th Floor, New York, New York are leased by Lubin, Delano & Company for aggregate annual base rent of $109,000. Messrs. Delano and Lubin have guaranteed the obligations of Lubin, Delano & Company under the lease. The Company reimburses Lubin, Delano & Company for rent, utilities and other expenses relating to the lease and will reimburse Messrs. Delano and Lubin if any payments are made by them under their guaranties. Substantially all of the business conducted at those offices is the business of the Company.

Bankruptcy Proceeding

On April 1, 2008, the Company and its wholly-owned subsidiary, Lexington Rubber Group, Inc. (collectively, the “Debtors”), filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Chapter 11 cases are being jointly administered under the caption In re Lexington Precision Corp, et al., Case No. 08-11153 (the “Chapter 11 Cases”). The Debtors have continued to operate their businesses and manage their properties as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

In connection with this petition, the Debtors obtained a financing package that consisted of (a) an arrangement with the Debtor’s senior, secured lenders to freeze the loan under the Debtor’s revolving line of credit at the amount outstanding on April 1, 2008, and to permit the Debtors to use the cash collections on its accounts receivable in the operation of the Debtor’s business through February 25, 2009, which was subsequently extended to May 22, 2009, in return for certain adequate protection, and (b) an unsecured super-priority, debtor in possession loan in the amount of $4,000,000, which matures on December 31, 2009, among the Debtors, as borrowers, and Lubin Partners LLC, William B. Conner, and ORA Associates LLC as the lenders, (the “Lenders”). Michael A. Lubin, the Chairman of the Board, co-principal executive officer, and nominee for director of the Company is the managing member of Lubin Partners LLC. Mr. Conner is a director and nominee for director of the Company. Mr. Lubin is a creditor and stockholder of the Company and Mr. Conner is a stockholder of the Company. The collections on its accounts receivable and the proceeds from the debtor-in-possession loan are being used by the Debtors for working capital, capital expenditures, and other general corporate purposes and for the costs of administration of the Chapter 11 Cases. The arrangement for the use of the collections on its accounts receivable and the Agreement governing the debtor-in-possession loan contain certain financial and other covenants and certain events of default.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of Malin, Bergquist & Company, LLP, independent public accountants, to audit the accounts of the Company for the year ending December 31, 2009. Malin, Bergquist & Company, LLP has been employed by the Company as its independent auditor since the Company’s fiscal year ended December 31, 2007. Prior to that time, the Company employed Ernst & Young LLP as its independent auditor. Set forth below is a breakdown of the aggregate fees billed to the Company by Malin, Bergquist & Company, LLP and Ernst & Young LLP for the twelve-month periods ended December 31, 2008 and 2007:

	2008	2007

Audit Fees (1)	$256,050	240,000
Tax Fees (2)	12,775	17,000
All Other Fees (3)	38,401	62,500

	$307,226	319,500

(1)	Includes fees for the respective annual audit and review of the Company’s financial statements included in Form 10-Qs.
(2)	Assistance with the preparation of federal and state income tax returns.
(3)

The fees for 2008 include fees for the audit of the Lexington Precision Corporation Retirement & Savings Plan, fees related to the change of accountants, and fees related to assistance with certain court filings required in connection with the Company’s chapter 11 filing. The fees for 2007 include fees for the audit of the Lexington Precision Corporation Retirement & Savings Plan, fees for the audit of Lexington Rubber Group, Inc., a wholly-owned subsidiary of Lexington Precision Corporation, and fees incurred in connection with our response to a standard inquiry letter from the U. S. Securities and Exchange Commission.

Changes in Accountants

At a meeting held on October 9, 2007, the Board of Directors of the Company authorized Joseph A. Pardo, the Chairman of its Audit Committee and an independent director of the Company, to engage Malin, Bergquist & Company, LLP as its independent registered public accounting firm for the year ended December 31, 2007, at such time and on such terms as may be determined appropriate by Mr. Pardo, in his capacity as Chairman of the Audit Committee. At the same meeting, the Board of Directors of the Company authorized and directed Mr. Pardo, in his capacity as Chairman of the Audit Committee, to accept the resignation of Ernst & Young LLP as the independent registered public accounting firm of the Company at such time as determined appropriate by Mr. Pardo, in his capacity as Chairman of the Audit Committee. The audit committee of the Board of Directors, through the action of Mr. Pardo in his capacity as Chairman of the Audit Committee, engaged Malin, Bergquist & Company, LLP as the Company’s independent registered public accounting firm on January 12, 2008, and accepted the resignation of Ernst & Young LLP on January 14, 2008. The Company did not consult with Malin, Bergquist & Company, LLP prior to that date regarding the application of accounting principles or type of audit that might be rendered on the Company’s financial statements or any matter that was either the subject of a disagreement or reportable event as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K.

The reports of Ernst & Young LLP on the Company’s financial statements for the years ended December 31, 2006, contained an uncertainty qualification for conditions that raised substantial doubt about the ability of the Company to continue as a going concern. Such financial statements did not contain an adverse opinion, a disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles.

In connection with the audits of the Company’s financial statements for the years ended December 31, 2006, and the subsequent interim period preceding their resignation, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the matter in their report. The Company has provided Ernst & Young LLP with a copy of this disclosure, and Ernst & Young LLP has furnished the Company with a letter addressed to the Commission stating that it agrees with the above statements, as previously disclosed. A copy of that letter, dated January 25, 2008, is filed as Exhibit 16.1 to the Company’s Form 8-K/A filed on January 30, 2008.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee adopted a pre-approval policy in 2003 pursuant to which the Audit Committee pre-approves each non-audit engagement or service performed by the Company’s independent auditor. Prior to pre-approving any such non-audit engagement or service, it is the committee’s practice to first gather information regarding the engagement or requested service that explains the specific engagement or service and enables the committee to make a well-reasoned assessment of the impact of the engagement or service on the auditor’s independence. In addition, the Audit Committee may authorize the executive officers of the Company to incur fees for non-audit services without the specific approval of the committee, provided that the fees for such services do not exceed $15,000. As required by the Sarbanes-Oxley Act of 2002, the Audit Committee pre-approved all non-audit engagements for services provided by our independent auditor after May 6, 2003.

The bylaws of the Company do not require that the stockholders ratify the appointment of Malin, Bergquist & Company, LLP as our independent auditor; however, we are seeking ratification because we believe it is a matter of good corporate governance practice. It is intended that, unless any proxy is marked to the contrary, the shares represented by such proxy shall be voted for the ratification of such appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain Malin, Bergquist & Company, LLP, but may nevertheless retain Malin, Bergquist & Company, LLP as the Company’s independent auditor. If the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

It is expected that a representative of Malin, Bergquist & Company, LLP will be present at the Annual Meeting to answer questions of stockholders and will have the opportunity, if desired, to make a statement.

The Board of Directors recommends that shareholders vote FOR such ratification.

STOCKHOLDER PROPOSALS

Proposals by stockholders intended to be presented at the next annual meeting (to be held in 2010) must be received by the Secretary of the Company on or before December 1, 2009, in order to be included in the proxy statement and the proxy for that meeting. Proposals should be directed to the Secretary, Lexington Precision Corporation, 800 Third Avenue, 15th Floor, New York, NY 10022, and must comply with applicable requirements of the federal securities laws and the Company’s bylaws.

OTHER MATTERS

Management does not know of any other matters that are likely to be brought before the Annual Meeting; however, in the event that any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote in accordance with their judgment on such matters.

Accompanying this Proxy Statement is a copy of the Company’s Annual Report, which includes financial statements and related data.

According to the rules of the Securities and Exchange Commission, the information presented in this Proxy Statement under the captions “Audit Committee Report” and “Compensation Committee Report on Executive Compensation” will not be deemed to be “soliciting material” or filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, and nothing contained in any previous filings made by the Company under such Acts shall be interpreted as incorporating by reference the information presented under the specified captions.

By Order of the Board of Directors,

Dennis J. Welhouse
Secretary

Dated:	April 23, 2009 New York, New York

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Annual Meeting Proxy Card
¯ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ¯
A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
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1. Election of Directors
	For	Withhold		For	Withhold		For	Withhold
01 - William B. Conner	☐	☐	02 - Warren Delano	☐	☐	03 - Kenneth I. Greenstein	☐	☐

	For	Withhold		For	Withhold		For	Withhold
04 - Michael A. Lubin	☐	☐	05 - Joseph A. Pardo	☐	☐	06 - Elizabeth H. Ruml	☐	☐

		For	Against	Abstain
2.	Ratify the appointment of Malin, Bergquist & Company, LLP as the Company’s independent auditors.	☐	☐	☐

Proxies may vote on such other matters as may properly come before the meeting and any adjournments thereof.

B  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■
+

Our Annual Meeting of Stockholders is to be held
at the offices of Nixon Peabody LLP, 437 Madison Avenue, 24th Floor, New York, New York
at 11:00 A.M., New York time, on May 28, 2009.
Our Proxy Statement relating to this Annual Meeting is available at
http://www.envisionreports.com/LEXP.
¯ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ¯

Proxy — Lexington Precision Corporation
800 Third Avenue, 15th Floor, New York, New York 10022
Proxy Solicited on Behalf of the Board of Directors of the Company
for the Annual Meeting of Stockholders on May 28, 2009
The undersigned hereby appoints as Proxies, each of WARREN DELANO and DENNIS J. WELHOUSE, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of capital stock of Lexington Precision Corporation held of record by the undersigned on April 13, 2009, at the Annual Meeting of Stockholders to be held on May 28, 2009, and any adjournment thereof.
This proxy when properly executed will be voted as directed. You are encouraged to specify your choice by marking the appropriate boxes on the reverse side of this card, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If no direction is given with respect to a particular proposal, this proxy will be voted for such proposal. The Proxies cannot vote your shares unless you sign and return this card.
Please mark, date, sign, and return this proxy card promptly, using the enclosed envelope. No postage is required if mailed in the United States of America.